Exhibit 99.1

           ATA Airlines Renews Contract with U.S. Military for FY2005

Indianapolis, IN -- September 10, 2004, ATA Airlines, Inc. (Nasdaq: ATAH), has renewed its annual contract with the U.S. Air Force Air Mobility Command for the 2005 fiscal year, which begins October 1, 2004. The new contract, for the provision of passenger charter services, includes a fixed award of charter flying valued at approximately $51 million. In addition, ATA expects to have the opportunity to fly expansion charters under the contract worth approximately $200 million in revenue. In total, ATA anticipates to have the opportunity to fly approximately $250 million worth of charter flights.

ATA has provided charter service for the U.S. Military since 1983. In the first six months of 2004, military charter flights accounted for $141 million in revenue or approximately 18% of ATA's total revenue.

Now in its 31st year of operation, ATA (Nasdaq: ATAH) is the nation's 10th largest passenger carrier (based on revenue passenger miles) and one of the nation's largest low-fare carriers. ATA has one of the youngest, most fuel-efficient fleets among the major carriers, featuring the new Boeing 737-800 and 757-300 aircraft. The airline operates significant scheduled service from Chicago-Midway, Hawaii, Indianapolis, New York and San Francisco to over 40 business and vacation destinations. Stock of parent company, ATA Holdings Corp., is traded on the Nasdaq Stock Exchange. For more information, visit the web site http://www.ata.com.

Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements". These statements are based on ATA Holdings Corp.'s management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. More detailed information about those factors is set forth in filings made by ATA Holdings Corp. with the SEC. Except to the extent required under the federal securities laws, ATA Holdings Corp. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.